                                                                     EXHIBIT 2.1


                               *   *   *   *   *



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                  INDEX, INC.,

                        NEWMAN ACQUISITION CORPORATION,

                       NEWMAN COMMUNICATIONS CORPORATION

                                      AND

                     LITTLE & COMPANY INVESTMENT SECURITIES



                               *   *   *   *   *


                               AUGUST 12, 1996

ARTICLE/SECTION                                                                                        PAGE
- ---------------                                                                                        ----
RECITALS                    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1        THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Closing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4     Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE 2        CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1     Conversion of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2     Class C Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.3     Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.4     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.5     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE 3        REPRESENTATIONS AND WARRANTIES OF INDEX AND THE MERGER SUB . . . . . . . . . . . . .    4
         3.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.3     Certain Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.4     Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . .    5
         3.6     Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 4        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 AND LITCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.2     Capitalization and Ownership of the Company  . . . . . . . . . . . . . . . . . . . .    6
         4.3     Certain Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.5     Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.6     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . .    7
         4.7     Reports    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.9     Events Subsequent to Financial Statements  . . . . . . . . . . . . . . . . . . . . .    8
         4.10    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.11    Tax Returns and Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.12    Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.13    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.14    Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.16    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.18    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13


         4.19    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.20    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.22    Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.23    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.24    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.25    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.26    Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE 5        CONDUCT OF BUSINESS PENDING THE CLOSING  . . . . . . . . . . . . . . . . . . . . . .   15
         5.1     Conduct of Business by the Company Pending the Closing . . . . . . . . . . . . . . .   15
         5.2     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 6        ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.1     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.2     Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.3     Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         6.4     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         6.5     Reimbursement of LITCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE 7        CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         7.1     Conditions to Obligations of Each Party to Effect the Closing  . . . . . . . . . . .   19
         7.2     Additional Conditions to Index's and the Merger
                 Sub's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         7.3     Additional Conditions to the Company's and LITCO's Obligations . . . . . . . . . . .   21

ARTICLE 8        REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         8.1     Indemnification by LITCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         8.2     Indemnification by Index . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.3     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         8.4     Waiver     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         8.5     Remedies Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE 9        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         9.1     Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         9.2     Termination by Any Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         9.3     Termination by Index   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         9.4     Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . .   25
         9.5     Material Breach    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE 10       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         10.1    Notices    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         10.2    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         10.3    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         10.4    Miscellaneous    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         10.5    Separate Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         10.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

         10.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         10.8    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         10.9    Parties In Interest; No Third Party Beneficiaries  . . . . . . . . . . . . . . . . .   26
         10.10   Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         10.11   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         10.12   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

SCHEDULES

         Schedule 4.2
         Schedule 4.9
         Schedule 4.20
         Schedule 4.25

EXHIBITS

         Exhibit A
         Exhibit B

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of August 12, 1996 (this "Agreement"), is made and entered into by and among Index, Inc., a Texas corporation ("Index"), Newman Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Index (the "Merger Sub"), Newman Communications Corporation, a New Mexico corporation (the "Company") and Little & Company Investment Securities, a Texas corporation ("LITCO").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Index, the Merger Sub, the Company and LITCO have adopted resolutions approving and adopting the proposed merger (the "Merger") of the Company with the Merger Sub upon the terms and conditions hereinafter set forth in this Agreement;

         WHEREAS, LITCO, which holds approximately 61% of the issued and outstanding common stock of the Company, will enter into this Agreement for the purpose of making certain representations, warranties, covenants and agreements;

         WHEREAS, Index is entering into that Agreement and Plan of Merger with Sepco Industries, Inc., a Texas corporation and Sepco Acquisition Corporation, a Nevada corporation (the "Sepco Merger Agreement") simultaneously with this Agreement;

         WHEREAS, the Merger and the merger contemplated by the Sepco Merger Agreement (the "Sepco Merger") will be effected simultaneously; and

         WHEREAS, the Merger and the Sepco Merger are both intended to qualify as a tax-free transaction under Sections 351 and 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger. The Merger shall have the effects set forth in the applicable provisions of the Nevada General Corporation Law (the "NGCL") and the New Mexico Business Corporation Act (the "NMBCA").

1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Fulbright & Jaworski L.L.P., located at 1301 McKinney, Houston, Texas 77010 on the next business day after the shareholder approvals set forth in Section 6.3 hereof have been completed, or as soon as the conditions set forth in Article 7 have been satisfied or waived or as soon as practicable thereafter; provided, however, that the date of the Closing shall not be later than December 31, 1996, unless the parties hereto otherwise mutually agree in writing. Such date is herein referred to as the "Closing Date." At the Closing, the parties hereto shall deliver or cause to be delivered the certificates and other documents set forth in Article 7.

1.3 Effective Time of the Merger. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger (the "Articles of Merger") that meet the requirements of the applicable provisions of the NGCL and the NMBCA, respectively, to be properly executed and filed with the Secretary of State of the States of Nevada and New Mexico, respectively, on the Closing Date. The Merger shall be effective at the time of acceptance of the filing of the Articles of Merger with the Secretary of State of the States of Nevada and New Mexico in accordance with the NGCL and the NMBCA, respectively, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

1.4 Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of the Company in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and By-Laws of the Company subsequent to the Effective Time, subject always to the right of the Company to amend its Articles of Incorporation and By-Laws in accordance with the laws of the State of New Mexico and the provisions of its Articles of Incorporation and By-Laws.

1.5 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Company and shall hold such positions from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Company or as otherwise provided by law.

                                   ARTICLE 2
                              CONVERSION OF SHARES

2.1 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action required on the part of Index, the Company, the Merger Sub or any holder of capital stock of any of them:

         (a) Subject to the limitations contained herein, each share of common stock of the Company, no par value (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one-fourth of one share of common stock of Index, par value $.01 per share

         (the "Index Common Stock").

         (b) All shares of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to be outstanding.

2.2 Class C Warrants. The Company's Class C Warrants shall be adjusted as provided in Section 7 of that Warrant Agreement by and between the Company and General Securities Transfer Agency, Inc. dated September 13, 1993.

2.3 Stock Certificates. At or following the Effective Time, each holder of an outstanding certificate or certificates representing the Company Common Stock shall surrender the same to Index and Index shall, in exchange therefor, cause to be issued to the holder of such certificate(s) a new certificate representing shares of Index Common Stock in accordance with Section 2.1, less any amount required to be withheld under applicable federal, state or local tax requirements, and the surrendered certificate(s) shall be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive shares of Index Common Stock in accordance with Section 2.1, without interest and less any tax withholding.

2.4 Fractional Shares. No fractional shares of Index Common Stock shall be issued in the Merger. In the event that a holder of the Company Common Stock would otherwise be entitled to receive any fractional shares of Index Common Stock as a result of the Merger, such holder shall be entitled to receive, in lieu thereof, an amount of cash to be determined by multiplying $1.00 by the fraction of a share of Index Common Stock to which such holder would otherwise have been entitled.

2.5 Dissenting Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time not voted in favor of the Merger, the holder of which has given written notice of the exercise of dissenter's rights and has perfected such rights as required by the NMBCA is herein called a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive shares of Index Common Stock pursuant to this Section 2 and shall be entitled only to such rights as are available to such holder pursuant to the NMBCA, unless the holder thereof shall have withdrawn or forfeited his dissenter's rights. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the NMBCA. Index will promptly pay to any holder of Dissenting Shares such amount as such holder shall be entitled to receive in accordance with the applicable provisions of the NMBCA. If any holder of Dissenting Shares shall effectively withdraw or forfeit his dissenter's rights under the NMBCA, such Dissenting Shares shall be converted into the right to receive shares of Index Common Stock in accordance with this Section 2.

                                   ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF
                            INDEX AND THE MERGER SUB

         Index and the Merger Sub hereby jointly and severally represent and warrant to the Company and LITCO as follows:

3.1 Organization. Each of Index and the Merger Sub has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its state of incorporation, and has the requisite corporate power to carry on its business in such state as now conducted.

3.2 Capitalization. The total number of shares of stock of all classes which Index shall have the authority to issue is 110,000,000 shares, of which the following designations have been made: 100,000,000 shares of common stock, 1,000,000 shares of preferred stock, par value $1.00 per share and 1,000,000 shares of convertible preferred stock, par value $100 per share. As of the date of this Agreement, (a) 100 shares of common stock of Index are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and
(c) no shares of convertible preferred stock are issued and outstanding. All of the issued and outstanding shares of common stock of Index are validly issued, fully paid, nonassessable and free of preemptive rights. All shares of Index Common Stock issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of the Merger Sub consists of 100,000 shares of common stock, par value $.10 per share, of which 100 shares are outstanding and are validly issued, fully paid and nonassessable and are owned by Index.

3.3 Certain Corporate Matters. Index is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Index's financial condition, results of operations or business. Index has the requisite corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it except such authorization, licenses and permits the failure of which to possess would not have a material adverse effect on the financial condition, results of operations or business of Index.

3.4 Authority Relative to this Agreement. Each of Index and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Index and the Merger Sub and the consummation by Index and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each of Index and the Merger Sub and, subject to stockholder approval as set forth in this Agreement, no other actions on the part of Index or the Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Index and the Merger Sub and constitutes, subject to stockholder approval as set forth in this Agreement, a valid and binding agreement of each of Index and the Merger Sub, enforceable against Index and the Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.5 Consents and Approvals; No Violations. Except as may be required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), state securities or blue sky laws, and the filing and recordation of the Articles of Merger as required by the NGCL and the NMBCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Index and the Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Index or the Merger Sub nor the consummation by Index or the Merger Sub of the transactions contemplated hereby, nor compliance by Index or the Merger Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Index or the Articles of Incorporation or By-Laws of the Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default of a material nature (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation, of a material nature, to which Index or any of its subsidiaries is a party or by which any of them or their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Index, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which in the aggregate would not have a material adverse effect on the financial condition or results of operations of Index and its subsidiaries taken as a whole. The parties hereto agree and acknowledge that Sepco Industries, Inc. was required to obtain and has obtained the written consent of Fleet Capital Corporation as required under that Second Amended and Restated Loan and Security Agreement by and between Sepco Industries, Inc. and Fleet Capital Corporation dated April 1, 1994, as amended.

3.6 Information Supplied. None of the information provided by Index for use in the Registration Statement (as defined in Section 6.2 hereof) and contained therein will, as of the date that the Registration Statement is filed with the Securities and Exchange Commission (the "Commission"), on the date it is declared effective or at the time of the meeting of the shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The registration statement and prospectus contained in the Registration Statement will comply, in all material respects, as to form with the provisions of the Exchange Act and the Securities Act.

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND LITCO

         The Company and LITCO hereby jointly and severally represent and warrant to Index and the Merger Sub as follows:

4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power and authority to carry on its business as now conducted in all applicable jurisdictions.

4.2 Capitalization and Ownership of the Company. The Company's entire authorized capital stock consists of 10,000,000 shares of common stock, of which 2,552,064 shares are outstanding and 2,000,000 shares of preferred stock, no par value, of which none are outstanding. All of the shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Except as set forth on Schedule 4.2 hereto, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company or LITCO are parties or which are binding upon the Company or LITCO providing for the issuance by the Company or transfer by the Company or LITCO of additional shares of the Company's capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings, written or oral, with respect to the voting of the Company's capital stock.

4.3 Certain Corporate Matters. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of the Company's properties or nature of the Company's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. The Company has full corporate power and authority and all authorizations, licenses, variances, exemptions, orders, contracts, approvals and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. The Company has delivered to Index true, accurate and complete copies of its Articles of Incorporation and By-Laws, which reflect all amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the shareholders and Board of Directors of the Company are complete and correct in all material respects. The stock records of the Company and the shareholder lists of the Company that the Company has previously furnished to Index are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of the Company's capital stock and all other outstanding securities issued by the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws in any material respect. The Company is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4 Subsidiaries. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

4.5 Authority Relative to this Agreement. Each of the Company and LITCO has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by both the Company and LITCO and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each of the Company and LITCO and, subject to shareholder approval as set forth in this Agreement, no other actions on the part of the Company or LITCO are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company and LITCO and constitutes, subject to shareholder approval as set forth in this Agreement, a valid and binding obligation of the Company and LITCO, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.6 Consents and Approvals; No Violations. Except as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, and the filing and recordation of the Articles of Merger as required by the NGCL and the NMBCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (c) violate any order, law, resolution, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which in the aggregate would not have a material adverse effect on the financial condition or results of operations of the Company taken as a whole.

4.7 Reports. The Company has filed all reports required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act (collectively, the

"Reports"). The Company has delivered to Index copies of all Reports filed with Commission since March 26, 1994. None of the Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.8 Financial Statements. The Company has delivered to Index the following audited financial statements: (a) its balance sheets as of December 31, 1995 and March 25, 1995; (b) its statements of operations for the nine months ended December 31, 1995 and 1994 and for the years ended March 25, 1995 and March 26,1994; (c) its statements of cash flows for the nine months ended December 31, 1995 and 1994 and for the years ended March 25, 1995 and March 26,1994; (d) its statements of changes in shareholders' equity for the nine months ended December 31, 1995 and 1994; and (e) its statements of changes in shareholders' equity for the years ended March 25, 1995 and March 26, 1994. In addition, the Company has delivered to Index the following unaudited financial statements:(a) its balance sheet as of March 31, 1996; (b) its statement of operations for the three months ended March 31, 1996; and (c) its statement of cash flows for the three months ended March 31,1996. Such financial statements are herein collectively referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of its operations and changes in cash flows for such periods.

4.9 Events Subsequent to Financial Statements. Since March 31, 1996, there has not been:

         (a) Any adverse change in the financial condition, results of operations or business of the Company;

         (b) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

         (c) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

         (d) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

         (e) Any subjection to any lien on any of the assets, tangible or intangible, of the Company;

         (f) Any incurrence of indebtedness or liability or assumption of obligations by the Company;

         (g) Any waiver or release by the Company of any right of any material value;

         (h) Any increase in compensation or benefits to officers or directors of the Company;

         (i) Any change made or authorized in the Articles of Incorporation or By-laws of the Company;

         (j) Except as set forth on Schedule 4.9 hereto, any issuance, transfer, sale or other disposition by the Company of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities; or

         (k) Any loan to or other transaction with any officer, director or shareholder of the Company giving rise to any claim or right of the Company against any such person or of such person against the Company.

4.10 Undisclosed Liabilities. The Company has no material liability or obligation of any nature whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.11 Tax Returns and Audits. The Company has duly and timely filed or caused to be filed all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any tax including, without limitation, all information returns, claims for refunds, amended returns and declarations of estimated tax (collectively, the "Tax Returns"). For the purpose of this Agreement, "tax" shall include any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp or environmental tax, or any other tax or similar assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority. The Company has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due by it to foreign, federal, state or local taxing authorities. All Tax Returns are complete and accurate and disclose all taxes required to be paid. The income Tax Returns filed by the Company are not being, to the knowledge of the Company, examined by the Internal Revenue Service (the "IRS") or other applicable taxing authorities for any period. All taxes or estimates thereof that are due as of December 31, 1995, or are claimed or asserted by any taxing authority to be due as of such date, have been (a) timely and appropriately paid so as to avoid penalties for underpayment or (b) accrued for on the balance sheet as of December 31, 1995, as contained in the Financial Statements. Except for amounts not yet due and payable, all tax liabilities to which the properties of the Company may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of the Company. There are no tax liens on any property of the Company, nor are there any pending or threatened examinations, actions, suits, investigations, audits, assessments or tax claims asserted.
The Company has not been granted
any extensions of limitation periods applicable to tax claims. Since May 1991, except jurisdictions in which the Company filed Tax Returns, no claim has been made by a taxing authority that the Company is or may be subject to taxation by that jurisdiction. All copies of Tax Returns delivered to Index by the Company are true and correct, and any and all notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by the Company since May 1991 have been made available to Index. The Company is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. The Company is not a member of an "affiliated group," as defined in Section 1504(a) of the Code and is not the owner of an interest in a partnership, joint venture, trust, limited liability company or other entity or organization. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. The Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method. The Company has no application pending with any taxing authority requesting permission for any changes in any accounting method, and the IRS has not proposed any such adjustment or change in accounting method. The Company is not subject to any limitation under Section 382 or Section 383 of the Code.

         Index shall have sole control over any contest relating to federal, state, local, or foreign tax assessments or proposed assessments against the Company. Index shall promptly notify LITCO of any audit or examination of the books and records of the Company undertaken by the tax authorities, any tax assessments or proposed assessments or any extension of the statute of limitations applicable to any Tax Returns of the Company relating to any taxable year or periods ending on or prior to the Closing Date and shall provide LITCO with periodic reports regarding the status of such audit or examination. LITCO shall be entitled to participate in (but not control) any such contest at its sole cost. Index shall not settle or otherwise compromise any such contest in a manner which results in liability to LITCO under this Agreement without the written consent of LITCO, which consent shall not be unreasonably withheld.

4.12 Property. The Company does not own or lease any real or personal property.

4.13 Books and Records. The books and records of the Company fairly reflect the transactions to which the Company is a party or by which its properties are bound.

4.14 Questionable Payments. Neither the Company nor LITCO nor any employee, agent or representative of either of them has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from the Company's funds to governmental officials for improper purposes or made any illegal payments from the Company's funds to obtain or retain business.

4.15     Environmental Matters.

         (a) Definitions. For the purpose of this Agreement, the following terms shall have the meaning herein specified:

                 (i) "Governmental Authority" shall mean the United States, each state, each county, each city and each other political subdivision in which the Company's business is located, and any court, political subdivision, agency or instrumentality with jurisdiction over the Company's business.

                 (ii) "Environmental Laws" shall mean (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. 9601 et seq. ("CERCLA"), (B) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. 6901 et seq. ("RCRA"), (C) the Clean Air Act, 42 U.S.C.A. 7401 et seq., (D) the Federal Water Pollution Control Act, as amended, 33 U.S.C.A. 1251 et seq., (E) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., (F) all applicable state laws, and (G) all other laws and ordinances relating to municipal waste, solid waste, air pollution, water pollution and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing has been or may hereafter be amended from time to time.

                 (iii) "Hazardous Materials" shall mean, among others, (A) any "hazardous waste" as defined by the RCRA, and regulations promulgated thereunder; (B) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (C) any "toxic pollutant" as defined in the Federal Water Pollution Prevention and Control Act, as amended, 33 U.S.C. 1251 et seq., (commonly known as "CWA" for "Clear Water Act"), and any regulations thereunder; (D) any "hazardous air pollutant" as defined in the Air Pollution Prevention and Control Act, as amended, 42 U.S.C. 7401 et seq. (commonly known as "CAA" for "Clear Air Act") and any regulations thereunder; (E) asbestos; (F) polychlorinated biphenyls; (G) underground storage tanks, whether empty, filled or partially filled with any substance; (H) any substance the presence of which on the Business Location (as hereinafter defined) is prohibited by any Environmental Laws; and (I) any other substance which is regulated by any Environmental Laws.

                 (iv) "Hazardous Materials Contamination" shall mean the contamination (whether presently existing or hereafter occurring) of the improvements, facilities, soil, groundwater, air or other elements on or at the location of the Company at 211 West Wall Street, Midland, Texas 79701, or at any other location where the Company conducts or has conducted business (collectively, the "Business Location") by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or any other specific property or general area, as a result of Hazardous Materials emanating from the operations of the Company's business.

                 Notwithstanding the foregoing, if any Environmental Law is amended so as to broaden the meaning of any term defined in it, such broader meaning shall apply subsequent to the effective date of such amendment. Where a defined term in this Agreement derives its meaning from a statutory reference, for the purposes of this Agreement any regulatory definition promulgated pursuant to the applicable statute shall be deemed to be applicable to the extent its definition is broader than the statutory reference and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it. To the extent that any state laws or regulations establish a meaning for a term defined in this Agreement through reference to a federal Environmental Law that is broader than the meaning specified in such federal Environmental Law, such broader meaning set forth in the state Environmental Law shall apply. Any specific references to a law shall include any amendments to it promulgated from time to time.

         (b) Representations and Warranties. Based on the foregoing, the Company and LITCO jointly and severally represent and warrant that, to their best knowledge and belief:

                 (i) There has been no failure by the Company to comply with all applicable requirements of Environmental Laws relating to the Company, the Company's operations, and the Company's manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and neither the Company nor LITCO is aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

                 (ii) Neither LITCO nor the Company has, through the Closing Date, received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

                 (iii) Neither the Company nor LITCO will do or permit anything that will cause the Company to be in violation of any requirements of Environmental Laws, or do or permit anything to be done that would materially and adversely affect the financial condition of the Company or subject the Company to any enforcement actions under any Environmental Laws.

                 (iv) The Company has not obtained and is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Company by reason of any Environmental Laws.

                 (v) No Hazardous Materials are now located at the Business Location, and neither LITCO nor the Company has ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the

                 Business Location, any part thereof or at any other site controlled or utilized by the Company in its operation of its business.

                 (vi) Hazardous Materials Contamination does not now and has never existed on, in, under or at the location of the Company or at any other site controlled or utilized by the Company in the operation of its business. No part of the Business Location or any other site controlled or utilized by the Company in the operation of its business is being used has ever been used by others for the release, disposal or long-term storage of Hazardous Materials, nor is any part of the Business Location or any other site controlled or utilized by the Company in the operation of its business otherwise affected by Hazardous Materials Contamination.

                 (vii) No investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by the Company in the operation of its business. The Business Location is not currently on, and has never been on, any federal or state "Superfund" or "Superlien" list.

4.16 Intellectual Property. There are no patents, patent applications, trade names, trademark or service mark registrations or applications, registered trade dress rights, common law trademarks or copyright registrations or applications owned by the Company or which the Company is licensed to use. To the best knowledge and belief of the Company and LITCO, there are no claims that any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any patents, patent applications, trade names, trademark or service mark registrations or applications, registered trade dress rights, common law trademarks or copyright registrations or applications or any other proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

4.17     Insurance.  The Company has no insurance policies in effect.

4.18 Contracts. Except as set forth herein, the Company has no material contracts, leases, arrangements and commitments (whether oral or written). The Company is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit;
(i) incurring of any obligation or liability; or (j) the sale of personal property.

4.19 Litigation. The Company is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending or, to the best knowledge of the Company and LITCO, threatened against the Company. The Company is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings or investigations of the Company, and neither the Company nor LITCO know of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, writs, injunctions, decrees or stipulations affecting the Company or to which the Company is a party.

4.20 Employees. Except as set forth on Schedule 4.20 hereto, the Company does not have any employees. The Company does not owe any compensation, bonuses, profit sharing, pension, retirement, stock options or related appreciation rights, deferred or otherwise, to any current or previous employees. The Company has no written or oral employment agreements with any officer or director of the Company. The Company is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by the Company to any shareholder, officer, director or employee of the Company, nor are there any loans or debts payable or owing by any of such persons to the Company or any guarantees by the Company of any loan or obligation of any nature to which any such person is a party.

4.21 Employee Benefit Plans. The Company has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Company within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company does not have any liability under Title IV of ERISA as a result of actions or events occurring prior to the Closing.

4.22 Legal Compliance. No claim has been filed against the Company alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. The Company holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.23 Broker's Fees. Neither the Company, LITCO nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger or any similar transaction.

4.24 Disclosure. The representations and warranties and statements of fact made by the Company and LITCO in this Agreement and in any Schedule hereto are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

4.25 Bank Accounts. Except as set forth on Schedule 4.25 hereto, the Company does not have any account, instrument of deposit or safe deposit box.

4.26 Information Supplied. None of the information supplied by the Company or LITCO for use in the Registration Statement and contained therein will, as of the date that the Registration Statement is filed with the Commission, on the date it is declared effective or at the time of the meeting of the shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement contained in the Registration Statement will comply, in all material respects, as to form with the provisions of the Exchange Act.

                                   ARTICLE 5
                    CONDUCT OF BUSINESS PENDING THE CLOSING

5.1 Conduct of Business by the Company Pending the Closing. The Company and LITCO jointly and severally covenant and agree that prior to the Closing
Date:

         (a) The Company shall conduct its business and operations only in the usual and ordinary course of business and consistent with past custom and practice;

         (b) The Company shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of its assets, except for the repayment of indebtedness owed to LITCO in the amount of $6,040.00; (ii) amend or propose to amend its Articles of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (c) The Company shall not, and with respect to the applicable matters set forth in this Section 5.1(c) (i) and (iv), LITCO shall not, (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof;
         (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) The Company shall not enter into any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors;

         (e) The Company shall not adopt any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

         (f) Except as otherwise required by its Articles of Incorporation or By-Laws, by this Agreement or by applicable law, neither the Company nor LITCO shall call any meeting of shareholders;

         (g) The Company and LITCO shall (i) use their best efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at any time prior to the Closing Date as if then made; and (ii) notify Index of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of the Company, or to the ability of any of the parties hereto to consummate the transactions contemplated by this Agreement;

         (h) The Company and LITCO shall notify Index promptly of any material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced); and

         (i) The Company shall comply with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.


5.2 Other Actions. Unless approved in writing by Index, the Company and LITCO shall not take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of the Company and LITCO contained in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.

                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

6.1 Access and Information. Except for information relating to any claims any party may have against the other, the Company and Index shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party may reasonably request. Each party shall hold in confidence all non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will upon written request deliver to the other all documents, work papers and other material obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. As soon as practicable following the Closing, the Company shall deliver to Index all of the books and records of the Company.

6.2 Registration Statement. Index and the Company shall cooperate in preparing a registration statement on Form S- 4 and combined prospectus and proxy statement, any amendments or supplements thereto and any notices, reports, letters, proxies or other materials required to be filed with the Commission in connection with the Merger and the Sepco Merger (collectively, the registration statement and combined prospectus and proxy statement, any amendments or supplements thereto and any notices, reports, letters, proxies or other materials required to be filed with the Commission in connection with the Merger and the Sepco Merger are herein referred to as the "Registration Statement"). The parties shall cooperate with each other in providing any information that the other party may reasonably request to aid in the preparation of the Registration Statement. The parties will use their commercially reasonable efforts to respond to the comments of the Commission with respect to the Registration Statement and will make any further filing (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. Index will provide the Company, and the Company will provide Index, with whatever information and assistance in connection with the foregoing filings that the filing party reasonably may request. Index will take all actions that may be necessary, proper or advisable under state securities laws in connection with the offering and issuance of Index Common Stock as contemplated herein.

6.3      Meetings of Shareholders.

         (a) The Company shall promptly take all action reasonably necessary in accordance with the NMBCA and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders to consider and vote upon the adoption and approval of the Merger and this Agreement. The Company (i) shall recommend at such meeting, through its Board of Directors, that the shareholders of the Company vote to adopt and approve the Merger and this Agreement, (ii) shall use its reasonable efforts to solicit from shareholders of the Company proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its shareholders in favor of the adoption and approval of the Merger and this Agreement.

         (b) The Merger Sub shall call a special meeting of its sole stockholder prior to the

         Effective Time to be held in accordance with the laws of the State of Nevada to consider and vote upon the Merger. The parties hereto acknowledge and agree that the Merger Sub's sole stockholder may approve the Merger by written consent in lieu of holding such a meeting.

         (c) Index shall call a special meeting of its shareholders prior to the Effective Time to be held in accordance with the laws of the State of Texas to consider and vote upon the Sepco Merger.


6.4 Press Releases. The Company and Index shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.4 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

6.5 Reimbursement of LITCO. On or before the Closing Date, the Company shall pay to LITCO the amount of $6,040.00 in order to reimburse LITCO for expenses incurred for the benefit of the Company, which payment is not objected to by Index.

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) The Registration Statement shall have been declared effective by the Commission and no stop order with respect thereto shall be in effect;

         (b) The Merger shall have been approved by the shareholders of Index and the Company and the stockholder of the Merger Sub, respectively, in accordance with the laws of the States of Texas, New Mexico and Nevada, respectively;

         (c) The Sepco Merger shall have been approved by the shareholders and stockholders of Index and Sepco and the stockholder of Sepco Acquisition Corporation, respectively in accordance with the laws of the States of Texas and Nevada, respectively; and

         (d) No order, injunction or decree shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

7.2 Additional Conditions to Index's and the Merger Sub's Obligations. The obligations of each of Index and the Merger Sub to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article 4 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

         (b) The Company and LITCO shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by them under Articles 5 and 6 of this Agreement prior to the Closing Date;

         (c) All consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for Index to own, operate or control the Company or any portion of the assets of the Company to prevent a breach of or a default under or a termination of any agreement material to the Company to which the Company is a party or to which any material portion of the assets of the Company is subject, will have been obtained;

         (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent or restrain any of the transactions contemplated hereby or cause such transactions to be declared unlawful, nullified or rescinded or which might adversely affect the right of Index to own, operate or control the Company;

         (e) Index and its financial and legal advisors shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to Index in its sole discretion;

         (f) Index will have received from Matthew Blair, Esq., counsel to the Company, an opinion addressed to Index, dated the Closing Date and substantially in the form attached hereto as Exhibit A;

         (g) No event shall have occurred prior to the Closing which in the reasonable judgment of Index or the Merger Sub, would materially affect the purpose of the Merger; and

         (h) At the Closing, the Company shall have delivered or caused to be delivered to Index the following:

                 (i) a certificate executed by the President and Secretary of both the Company and LITCO stating that the conditions set forth in Sections 7.2(a) through (d) of this Agreement have been satisfied;

                 (ii) certified copies of the resolutions duly adopted by the Company's and

                 LITCO's Boards of Directors authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                 (iii) certified copies of resolutions duly adopted by the Company's and LITCO's shareholders authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                 (iv) certificates of good standing or comparable certificates for the Company from the Secretary of State of the State of New Mexico and for LITCO from the Secretary of State of the State of Texas and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on its financial condition, results of operations or business, dated not earlier than five days prior to the Closing Date;

                 (v) a certificate of existence or comparable certificates for LITCO from the Secretary of State of the State of Texas and for the Company from the Secretary of State of the State New Mexico, dated not earlier than five days prior to the Closing Date;

                 (vi) a copy of each of the Company's and LITCO's Articles of Incorporation certified as of a recent date by the Secretary of State of the States of New Mexico and Texas, respectively;

                 (vii) an incumbency certificate of the officers of the Company and LITCO;

                 (viii) resignations from the officers and directors of the Company, dated as of the Effective Time; and


                 (ix) such other documents as Index may reasonably request in connection with the transactions contemplated hereby.

7.3 Additional Conditions to the Company's and LITCO's Obligations. The obligations of each of the Company and LITCO to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

         (b) Index shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by it under Article 6 of this Agreement prior to the Closing Date;

         (c) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

         (d) The Company shall have received from Fouts & Moore, L.L.P., counsel to Index, an opinion addressed to the Company and LITCO, dated the Closing Date and substantially in the form attached hereto as Exhibit B; and

         (e) On the Closing Date, Index shall have delivered to the Company the following:

                 (i) a certificate executed on behalf of Index and the Merger Sub stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                 (ii) certified copies of resolutions duly adopted by Index's and the Merger Sub's Boards of Directors authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                 (iii) certified copies of the resolutions duly adopted by the shareholder of the Merger Sub authorizing and approving the Merger and the execution, delivery and performance this Agreement;

                 (iv) certified copies of resolutions duly adopted by Index's Board of Directors authorizing and approving the Sepco Merger and the execution, delivery and performance of the Sepco Merger Agreement;

                 (v) certified copies of resolutions duly adopted by the shareholders of Index authorizing and approving the Sepco Merger and the execution, delivery and performance of the Sepco Merger Agreement;

                 (vi) certificate of existence for Index from the Secretary of State of the State of Texas and certificate of existence for the Merger Sub from the Secretary of State of Nevada, dated not earlier than five days prior to the Closing Date;

                 (vii) a copy of Index's Articles of Incorporation certified by the Secretary of State of the State of Texas;

                 (viii) a certificate of good standing for the Merger Sub from the Secretary of State of the State of Nevada and a certificate of good standing for Index from the Secretary of State of Texas, dated not earlier than five days prior to the Closing Date;

                 (ix) a copy of the Merger Sub's Articles of Incorporation certified by the Secretary of State of the State of Nevada;

                 (x) an incumbency certificate of the officers of Index and the Merger Sub; and

                 (xi) such other material documents as the Company may reasonably request in connection with the transactions contemplated hereby.

                                   ARTICLE 8
                                   REMEDIES

8.1      Indemnification by LITCO. Subject to the terms and conditions of this
Article 8, LITCO agrees to indemnify, defend and hold Index and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, actions, causes of action, fines, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by any such person or entity (i) by reason of or resulting from a breach of any representation, warranty, non-fulfillment of any agreement or covenant of the Company or LITCO contained in this Agreement or in any written statement, certificate or other document to be delivered in connection herewith or (ii) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any part of the Registration Statement when such part became effective, or in the Registration Statement or the prospectus contained therein, as of its date, or any amendment or supplement thereto relating to information furnished by the Company or LITCO to Index, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading relating to information furnished by the Company or LITCO to Index.

8.2      Indemnification by Index. Subject to the terms and conditions of this
Article 8, Index hereby agrees to indemnify, defend and hold the Company and its directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any such person or entity
(i) by reason of or resulting from a breach of any representation, warranty or covenant of Index contained in this Agreement or (ii) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any part of the Registration Statement when such part became effective, or in the Registration Statement or the prospectus contained therein, as of its date, or any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein not misleading; provided, however, that Index shall not be liable to the Company or any of its directors, officers, agents, attorneys or affiliates in any such case to the extent that any Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission relating to information furnished by the Company or LITCO to Index for inclusion in the Registration Statement.

8.3 Conditions of Indemnification. The respective obligations and liabilities of LITCO and Index (the "indemnifying party") to the other (the "party to be indemnified") under Sections 8.1 and 8.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or
         (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

8.4 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.5 Remedies Not Exclusive. The remedies provided in this Article 8 shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                   ARTICLE 9
                                  TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of the parties hereto.

9.2 Termination by Any Party. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of any party hereto if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order or decree.

9.3 Termination by Index. This Agreement may be terminated by Index upon written notice if the Closing has not occurred by December 31, 1996.

9.4 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 6.1.

9.5 Material Breach. This Agreement may be terminated if a material breach of this Agreement has occurred and such breach has not been cured by the breaching party within ten business days of receipt of written notice from a non-breaching party detailing such breach.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Index or the Merger Sub:
                 David R. Little, President
                 580 Westlake Park Boulevard
                 Suite 1100
                 Houston, Texas  77079
                 Phone:  (713) 558-4448
                 Fax:    (713) 558-4448
         with a copy to:
                 Gary A. Messersmith, Esq.
                 Fouts & Moore, L.L.P.
                 5555 San Felipe, 17th Floor
                 Houston, Texas  77066-2726
         (b) if to the Company or LITCO:
                 Glenn A. Little, President
                 211 West Wall Street
                 Midland, Texas  79701-4506
                 Phone: (800) 351-4515
                 Fax:   (915) 682-2560
         with a  copy to:
                 Matthew Blair, Esq.
                 4419 Tanforan
                 Midland, Texas  79701

10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

10.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

10.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except that Index may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary but no such assignment shall relieve Index of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which Index may be merged.

10.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

10.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

10.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

10.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

10.10 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

10.11 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

10.12 Survival. The representations, warranties and covenants contained herein shall survive the Closing.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INDEX, INC.


By:  /s/ David R. Little
   ----------------------------------
         David R. Little, President


NEWMAN ACQUISITION CORPORATION


By:  /s/ David R. Little
   ----------------------------------
         David R. Little, President


NEWMAN COMMUNICATIONS CORPORATION


By:  /s/ Glenn A. Little
   ----------------------------------
         Glenn A. Little, President


LITTLE & COMPANY INVESTMENT SECURITIES


By:  /s/ Glenn A. Little
   ----------------------------------
         Glenn A. Little, President

                                  SCHEDULE 4.2

         The Company currently has 1,650,000 Class C Warrants outstanding. Each Class C Warrant allows the holder to purchase one share of Company Common Stock at $2.00 per share until November 22, 1996. The form of the Class C Warrant certificate is attached as Exhibit A hereto.

                                  SCHEDULE 4.9


     The Company will issue 1,693,564 shares of Company Common Stock to Halter Financial Group, Inc., a Texas corporation subsequent to the date of this Agreement.

                                 SCHEDULE 4.20

         Name of Employee:                                 Positions:
         -----------------                                 ----------
 Glenn A. Little                          Chairman of the Board and President

 Patricia de Little                       Director, Vice President, Secretary and Treasurer

                                 SCHEDULE 4.25

                                 BANK ACCOUNTS

NationsBank of Texas, N.A.                 Sunwest Bank of Albuquerque, N.A.
Post Office Box 831547                     Post Office Box 25500
Dallas, Texas 75283-1547                   Albuquerque, New Mexico  87125-0500
(800) 462-6289                             (505) 765-2600
Business Economy Checking                  Funds Checking
Account Number 423-003953-7                Account Number 00-0109-652297

        The following exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, promulgated under the Securities Act of 1933, as amended:

                Exhibit A -- Opinion of Matthew Blair, Esq.
                Exhibit B -- Opinion of Fouts & Moore, L.L.P.

The Company will furnish supplementally a copy of the omitted exhibits to the Commission upon request.